Exhibit 99.1

   Cytec Announces Second Quarter Results; Full Year Outlook Updated


    WEST PATERSON, N.J.--(BUSINESS WIRE)--Aug. 5, 2005--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the second quarter of 2005 of $11.9 million or $0.25 per diluted share on net sales of $813 million. Included in the quarter was a purchase accounting related charge of $10.3 million pre-tax (after-tax $7.5 million, or $0.16 per diluted share) related to the February 28, 2005 acquisition of the Surface Specialties business, a pre-tax charge of $28.0 million (after-tax $17.7 million or $0.37 per diluted share) for interest rate derivative transactions associated with the Surface Specialties acquisition, a pre-tax charge of $2.4 million (after-tax $1.8 million or $0.04 per diluted share) for an anticipated settlement of a certain litigation matter, a pre-tax charge of $22.0 million (after-tax $14.0 million or $0.30 per diluted share) pertaining to the optional redemption of our Mandatory Par Put Remarketed Securities (MOPPRS) prior to their maturity and an income tax benefit of $9.6 million, or $0.20 per diluted share, reflecting the partial resolution of a tax audit in Norway with respect to prior year tax returns. Excluding these special items, net earnings were $43.3 million or $0.92 on a diluted share basis.
    Net earnings for the comparable period of 2004 were $31.2 million or $0.77 per diluted share, on net sales of $422 million. Included in the quarter was a pre-tax charge of $6.1 million (after-tax $4.8 million or $0.12 per diluted share) in connection with the settlement of several environmental and toxic tort lawsuits and $2.4 million or $0.06 per diluted share for a favorable outcome of a tax audit in Korea. Excluding these special items, net earnings for the second quarter of 2004 were $33.6 million or $0.83 per diluted share.
    David Lilley, Chairman, President and Chief Executive Officer said, "Overall, sales for the quarter were $813 million up 93% compared to the same quarter in 2004, due primarily to the acquisition of the Surface Specialties business. The integration of Surface Specialties into Cytec continues and is on schedule with the organizational part of the integration completed, and synergies on track at an expected annualized rate of $35 million."
    As a reminder, the segment results discussed below have been restated to reflect Cytec's new organization following the Surface Specialties acquisition. A recap of the reorganization is as follows:

    -- Cytec Performance Specialties - Includes the Water Treatment Chemicals, Mining Chemicals, Phosphine and Phosphorus
        Specialties, Polymer Additives and Specialty Additives product lines.

    --  Cytec Surface Specialties - Includes the acquired Surface
        Specialties product lines plus Cytec's previously existing Coating Chemicals and Performance Chemicals product lines.

    --  Cytec Specialty Materials is renamed Cytec Engineered
        Materials.

    --  Building Block Chemicals remains unchanged.

    Cytec Performance Specialties Sales increase 13%; Operating
Earnings increase to $17 million

    Mr. Lilley continued, "In Cytec Performance Specialties, selling prices were up 6%, selling volumes increased 4% and exchange added 3% to sales. The selling price increases were across all product lines helping to compensate for much higher raw material and energy costs. Volumes were much improved in water treatment chemicals, mining chemicals and specialty additives where demand remained strong. However, the slowdown in industrial demand, principally in Europe and in Asia, experienced in the latter part of the first quarter continued, and this impacted polymer additives which experienced lower volumes.
    The increase in operating earnings of $6.0 million was primarily due to higher selling volumes and prices more than offsetting raw material cost increases.

    Cytec Surface Specialties Sales increase 430%; Operating Earnings increase to $14 million

    "The increase in Cytec Surface Specialties sales is principally due to the acquisition of the Surface Specialties business which accounts for almost all of the sales increase. Our Cytec heritage coating chemicals and performance chemicals product lines had increased selling prices of 2% and exchange rate changes added another 2%. Volumes were down 1% on the heritage business with the slowdown in demand experienced in the latter part of the first quarter continuing in both Europe and North America for most of the quarter. Asia demand showed some improvement in the latter part of the quarter. Similar trends were experienced in the acquired business.
    "Operating earnings include a charge of $10.3 million ($7.5 million after-tax or $0.16 per diluted share) relating to purchase accounting for finished goods inventory of the acquired business recorded at their fair value which exceeded normal manufacturing costs. We anticipate this to be the final charge related to the write-up of acquired inventory. Excluding this amount, operating earnings increased to $24.4 million reflecting the favorable impact of the acquisition.

    Cytec Engineered Materials Sales increase 10%; Operating Earnings decline slightly to $25 million

    "Cytec Engineered Materials sales volumes increased 8% and selling prices were up 2%. The volume increases were primarily due to large commercial aircraft and rotorcraft customers as the aircraft manufacturers increase their build rates.
    The favorable effect on operating earnings from the higher sales was offset by higher costs in our two European manufacturing sites plus higher selling and research costs as we increased our efforts to meet the numerous opportunities for the future.

    Building Block Chemicals Sales increase 44%; Operating Earnings increase to $7 million

    "In Building Block Chemicals, selling prices increased 19% which was below the increase in raw material costs. Propylene, the key raw material for acrylonitrile, started off in the quarter with very high purchase prices but those costs decreased starting in May. On average for the quarter, propylene costs were still up almost $0.06 per pound when compared to the prior year quarter. Selling volumes were up 24% primarily due to higher acrylonitrile volumes. In the second quarter of last year the plant was shut down for about a month for scheduled maintenance work resulting in reduced sales. Exchange rate changes increased sales 1%.
    "Operating earnings improved primarily due to the higher selling volumes."

    Earnings in Associated Companies

    James P. Cronin, Executive Vice President and Chief Financial Officer commented, "On May 31, 2005, we completed the sale of our 50% interest in CYRO Industries (CYRO) to our partner, Degussa, for cash consideration of $100 million subject to final working capital adjustments. The proceeds essentially covered the book value of our investment in CYRO. The net after tax proceeds were used to pay down debt related to our acquisition of Surface Specialties. Through the date of closing of the sale, CYRO's sales and earnings were up compared to the full quarter year ago period primarily due to increased volume and selling prices."

    Corporate and Unallocated

    Mr. Cronin added, "During the quarter, we recorded a pre-tax charge in administrative expense for $2.4 million ($1.8 million after-tax) related to an increase in our accrual for a certain litigation matter. The total accrual is based on the now anticipated probable settlement value of $2.7 million. Partially offsetting this was a reduction in expenses relating to the mark to market accounting for our stock based incentive compensation reflecting a decrease in our stock price in the quarter."
    Also, during the quarter the Company recorded a pre-tax loss in other income (expense), net of $28.0 million ($17.7 million after-tax or $0.38 per diluted share) pertaining to interest rate derivative transactions related to the acquisition of the Surface Specialties business. These derivatives were entered into to partially hedge the impact of potential increases in interest rates related to the Surface Specialties acquisition and require mark to market accounting. Hence, any changes to the fair value are recorded as a gain or loss in the period incurred. The interest rate derivatives are still outstanding pending the anticipated refinancing of our 364 day credit facility later this year.

    Interest Expense

    Mr. Cronin added, "Interest expense is significantly higher than the prior year quarter primarily due to the higher levels of debt outstanding associated with the Surface Specialties acquisition, as well as the charge related to the MOPPRS redemption."
    "In order to take advantage of current interest rates during the quarter, we redeemed our $120 million MOPPRS at the optional redemption price of approximately $141 million including $21 million for the value of redeeming the securities prior to their final maturity. In addition, we recognized a charge of $1 million from amounts related to the unamortized put premium and rate lock agreements for these securities. Accordingly, interest expense for the quarter includes a total pre-tax charge of $22.0 million related to this transaction."

    Income Tax Expense

    Mr. Cronin continued, "The Company's effective tax rate for continuing operations for the quarter was favorably impacted by a reduction in income tax expense of $9.6 million ($0.20 per diluted share) related to a partial resolution of a tax audit in Norway with respect to prior year tax returns. The remaining liability pertaining to the Norway tax audits is 84 million Norwegian krone or $12.8 million. In prior years, as this matter developed, the Company accrued for the potential unfavorable outcome of this dispute and has retained tax counsel to assist in the defense of the remaining Norwegian assessment. We believe the remaining issues will likely be litigated given Cytec's vigorous defense in protesting the additional assessment of tax. Also favorably impacting the rate were the losses incurred in the U.S. on the interest rate derivatives and the MOPPRS redemption. The tax benefit on these losses is recorded at 36.5%. Excluding these items, the Company's underlying effective tax rate for the quarter would have been 27% which compares to 23% in the same period of last year. As expected, this increase is primarily attributable to relatively more earnings from acquired Surface Specialties entities in countries with higher tax rates than in countries for heritage Cytec."

    Earnings from Discontinued Operations

    Discontinued operations represent the net after tax results of the Surface Specialties' Amino Resins product line (SSAR). In June 2005 we announced a definitive agreement to sell SSAR to affiliates of INEOS Group Limited for net cash consideration of EUR 64 million ($78 million at 1.22$/EUR) subject to customary closing adjustments. The pending sale was made pursuant to our commitments under orders by the FTC and the EC to divest SSAR following our acquisition of the Surface Specialties business earlier this year. We expect to complete this transaction at the end of August, 2005.

    Cash Flow

    Mr. Cronin continued, "For the quarter, trade accounts receivable increased due to the higher level of sales and an increase in days outstanding of 3. This is to be expected as the acquired Surface Specialties business has a higher mix of international business where payment terms are typically longer. Inventory decreased as certain of our plants were run at reduced rates part of the quarter. Capital spending for the quarter was $30 million, which includes spending for capacity expansions principally in our mining chemicals and carbon fiber product lines."

    2005 Outlook

    Mr. Lilley commented further, "We move into the second half of 2005 with the organizational aspects of the integration of Surface Specialties into Cytec essentially completed. We are now re-focusing the efforts of Surface Specialties on delighting our customers through technology and enhanced technical service, and initiating operational excellence programs in manufacturing and supply chain operations where we now believe there are clearly many opportunities for improvement. The emphasis on selling price initiatives across Cytec is continuing to show results but with oil and natural gas prices remaining high, we expect little relief from high raw material and energy costs. The slowdown in market demand in our Performance Specialties and Surface Specialties segments experienced in the latter part of the first quarter continued into the second quarter. We did see a slight pickup in demand towards the end of the second quarter, particularly in Asia, but Europe remains weak. Our aerospace markets continue to improve as build rates for large commercial aircraft and rotorcraft increase.
    The US dollar has strengthened versus the euro and the euro is now a major currency for Cytec after the acquisition of Surface Specialties. Assuming all other factors remain the same, overall a one cent change in the dollar to euro exchange ratio impacts Cytec by about $1 million with about half of that in Surface Specialties. A strengthening dollar has a negative impact on our Surface Specialties, Performance Specialties and Building Block Chemicals segments and a positive impact on the Engineered Materials segment. Our previous full year outlook assumed a dollar to euro ratio of $1.31 and we now project that to be $1.25.
    The following specific details for the full year excludes the purchase accounting charges for in-process research and development in the first quarter and inventory step-up in the first and second quarters, the environmental dispute settlement in the first quarter, the charge in the second quarter for the anticipated settlement of a certain litigation matter, the acquisition related net hedge gains or losses including unrealized gains and losses through the date the hedges remain outstanding, the charges for the redemption of the MOPPRS in the second quarter, the actual and forecasted integration and severance costs, the tax benefits from the closure of prior year audits in the US in the first quarter and the partial resolution of the Norwegian prior year tax audits in the second quarter.
    "In Cytec Performance Specialties, our guidance for sales and operating earnings is unchanged. We expect sales to increase 5%-10% with about two-thirds due to selling price increases and the remainder split between volume and exchange. Most of the volume increase is in the mining chemicals product line as demand for copper and alumina remains strong. Operating earnings are forecast to increase to a range of $56-$58 million due to the selling price increases as well as reduced operating costs offsetting raw material cost increases.
    "In Cytec Surface Specialties, we see some additional weakness in Europe with Asia improving more slowly than anticipated but the selling price increases are holding in most but not all areas. We see demand in North America being flat overall with sales related to the automotive sector down. As mentioned earlier, the US dollar has also strengthened versus the euro and this has a negative impact on Surface Specialties. So, as a result of our expectation for weak volumes for the second half of 2005 and the impact of unfavorable exchange rate changes, we are updating our forecast for full year sales to be in a range of $1.35 billion to $1.45 billion, down from a range of $1.40 billion to $1.50 billion. The organizational part of the integration is complete so our sales force can focus its energies on our customers and markets and while difficult to quantify we do expect this to have a favorable impact going forward. In addition, we have begun a major effort to ensure that costs are in line with demand levels. The impact on earnings of the stronger dollar is about $2 million unfavorable. Our decision to reduce inventories in line with business requirements also has a negative impact on earnings. In addition, we have substantially completed the asset valuations associated with the acquisition and this has increased depreciation expense by about $4 million on an annualized basis. So taking into account the above, we are updating our operating earnings forecast for this segment to a range of $85-$90 million, down from a range of $95-$100 million. We now see clearly a number of opportunities to improve the operations of the acquired business on top of the synergies we will realize but the impact of these improvements will only occur in the latter part of the year and in 2006.
    "Cytec Engineered Materials sales are now forecast to increase in a range of 10%-13% up from a range of 8%-12% due to build rate increases in military and commercial aircraft, and the benefits of higher selling prices plus new business. We do expect to see additional leverage from the higher sales in the second half of 2005 and we are making progress in correcting our manufacturing issues in Europe. As a result, we are improving our operating earnings forecast to a range of $100-$105 million up from $95-$100 million.
    "Building Block Chemical sales forecast for an increase of 12%-15% is down from our previous forecast of 15%-20%, but operating earnings are now expected to increase to about $25 million from our previous forecast of about $22 million due to improved acrylonitrile margin spreads. Propylene, the key raw material for acrylonitrile, trended down in the middle of the quarter but is forecasted to increase again as the year progresses.
    "The Corporate and Unallocated forecast is now projected to be about a loss of $7 million improved from our previous forecast of a loss of $10 million primarily due to reduced expenses related to our stock based incentive compensation. Equity earnings for the full year will essentially remain at the six month amount of $6.6 million, due to the sale of our share of CYRO in the quarter which is above our previous forecast of $2.6 million. Our remaining joint venture is not material in terms of earnings. Based on a reduced forecast of the euro as well as euro interest rates together with a planned delay in our refinancing of the 364 day credit facility, interest expense, net will now be in a range of $58-$60 million, down from our previous estimate of $63-$66 million. Our estimated annual underlying effective tax rate for ongoing operations remains at 27%."
    "In terms of cash flow, we are reinvigorating our efforts to reduce working capital particularly in the area of inventory which we believe will be a significant source of cash for us from June 30, 2005 through year end. Capital spending is now forecast to be about $100 million, down from our previous estimate of $120 million. The decrease in anticipated capital spending is primarily in the Surface Specialties segment and reflects our recent completion of a detailed review of previously proposed spending."
    In closing Mr. Lilley commented, "Based on all of the above, our forecast of overall annual sales is now in a range of $2.9 to $3.0 billion, down from our previous forecast of $3.0 to $3.1 billion. Our forecast for full year diluted earnings per share is unchanged at $3.30 to $3.45.
    "The people at Cytec have been through uncertain times before and our track record is solid. With our new colleagues in Surface Specialties, we will stick with our winning formula for increasing shareholder value by focusing on what we can control."

    Six Month Results

    Net earnings for the six months ended June 30, 2005 were $5.3 million or $0.12 per diluted share on sales of $1,377 million. Included in the six months ended June 30, 2005 were purchase accounting related charges of $20.8 million pre-tax (after-tax $15.2 million, or $0.33 per diluted share), related to acquired inventories from Surface Specialties being recorded at fair value which exceeded normal manufacturing cost, a charge of $37.0 million or $0.82 per diluted share related to the write-off of in-process research and development costs of Surface Specialties, a pre-tax charge of $47.9 million (after tax $30.4 million or $0.67 per diluted share) related to currency and interest rate derivative transactions associated with the Surface Specialties acquisition, a pre-tax charge of $2.4 million (after-tax $1.8 million or $0.04 per diluted share) related to an anticipated settlement of a certain litigation matter, a pre-tax charge of $22.0 million (after-tax $14.0 million or $0.31 per diluted share) related to the optional redemption of our Mandatory Par Put Remarketed Securities (MOPPRS) prior to their maturity, an income tax benefit of $25.7, or $0.57 per diluted share, reflecting favorable partial resolution of tax audits with respect to prior year tax returns, employee redundancy costs of $1.3 million (after tax net $0.9 million or $0.02 per diluted share), and a $4.4 million settlement to resolve a dispute over an environmental matter (after tax net $3.2 million or $0.07 per diluted share). Excluding these special items, net earnings were $82.1 million or $1.81 on a diluted share basis.
    Net earnings for the six months ended June 30, 2004 were $64.4 million or $1.60 per diluted share on sales of $837 million. This includes a net charge of $0.06 per diluted share representing an after-tax charge of $4.8 million or $0.12 per diluted share in connection with the settlement of several environmental and toxic tort lawsuits partially offset by a $2.4 million credit or $0.06 per diluted share from a favorable outcome of an international tax audit. Excluding these special items net earnings were $66.8 million or $1.66 per diluted share.

    Investor Conference Call to be Held on August 8, 2005, 11:00 A.M.
ET

    Cytec will host their second quarter earnings release conference call on August 8, 2005 at 11:00 a.m. ET. The conference call will also be simultaneously webcast for all investors from Cytec's website www.cytec.com. Select the Investor Relations page to access the live conference call.
    A recording of the conference call may be accessed by telephone from 2:00 p.m. ET on August 8, 2005 until August 29, 2005 at 11:00 p.m. ET by calling 888-203-1112 (U.S.) or 719-457-0820 (International)
and entering access code 5747034. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call.

    Use of Non-GAAP Measures

    Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

    Forward-Looking and Cautionary Statements

    Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

    Corporate Profile

    Cytec Industries is a specialty chemicals and materials technology company with pro forma sales in 2004, including the Surface Specialties acquisition, of approximately $3.0 billion. Its growth strategies are based on developing technologically advanced customer solutions for global markets including: aerospace, coatings, mining, plastics and water treatment.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
       (Millions of dollars, except share and per share amounts)

                                        Three Months     Six Months
                                           Ended            Ended
                                          June 30,         June 30,
                                       2005    2004(1)  2005   2004(1)
                                     ---------------------------------

Net sales                             $813.4  $422.0 $1,377.3  $837.2
Manufacturing cost of sales            639.1   311.6  1,079.4   621.8
Selling and technical services          58.1    35.1    102.8    69.9
Research and process development        19.9    10.4     32.8    19.4
Administrative and general              26.6    14.7     44.5    27.9
Amortization of acquisition
 intangibles                             8.8     1.4     12.8     2.8
Write-off of acquired in-process
 research and development                  -       -     37.0       -
                                     ---------------------------------
Earnings from operations                60.9    48.9     68.0    95.5
Other income (expense), net            (30.5)   (8.7)   (50.8)   (7.7)
Equity in earnings of associated
 companies                               4.5     0.5      6.6     0.8
Interest expense, net                   38.5     4.5     48.1     8.3
                                     ---------------------------------
Earnings (loss) from continuing
 operations before income taxes         (3.6)   36.3    (24.3)   80.3
Income tax provision (benefit)         (15.3)    5.1    (29.0)   15.9
                                     ---------------------------------
Earnings from continuing operations     11.7    31.2      4.7    64.4
Earnings from discontinued operations
 held for sale (net of income tax
 provision of $0.0 and $0.7)             0.2       -      0.6       -
                                     ---------------------------------
Net earnings                          $ 11.9  $ 31.2  $   5.3  $ 64.4
                                     =================================

Basic net earnings per common share:
Earnings from continuing operations   $ 0.26  $ 0.80  $  0.11  $ 1.65
Earnings from discontinued operations
 held for sale                             -       -     0.01       -
                                     ---------------------------------
Net earnings                          $ 0.26  $ 0.80  $  0.12  $ 1.65

Diluted net earnings per common
 share:
Earnings from continuing operations   $ 0.25  $ 0.77  $  0.11  $ 1.60
Earnings from discontinued operations
 held for sale                             -       -     0.01       -
                                     ---------------------------------
Net earnings                          $ 0.25  $ 0.77  $  0.12  $ 1.60

Dividends per common share            $ 0.10  $ 0.10  $  0.20  $ 0.20

Weighted average shares outstanding
 (000 omitted)
  Basic                               46,162  39,221   44,141  39,160
  Diluted                             47,242  40,321   45,371  40,211

(1) 2004 results were restated to show the effect of FSP 106-2, which was adopted retroactively during the third quarter of 2004, and the retroactive application of the change from the last-in, first-out ("LIFO") to the first-in, first-out ("FIFO") inventory method which was adopted on January 1, 2005.



                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
    CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS
                                SEGMENT
                         (Millions of dollars)

                    Three Months Ended         Six Months Ended
                         June 30,                   June 30,
                   -------------------       --------------------
                    2005        2004          2005         2004
                   -------     -------       -------      -------

Net sales
---------

Cytec Performance
 Specialities
  Sales to external
   customers       $185.8       $164.7        $359.2       $321.3
  Intersegment
   sales              1.7          0.8           2.8          2.1

Cytec Surface
 Specialities       412.7         77.8         603.5        153.5

Cytec Engineered
 Materials          141.0        128.1         268.8        248.4

Building Block
 Chemicals
  Sales to external
   customers         73.9         51.4         145.8        114.0
  Intersegment
   sales             21.6         20.8          44.8         40.1
                    ------       ------        ------       ------
Net sales from
 segments           836.7        443.6       1,424.9        879.4
Elimination of
 intersegment
 revenue            (23.3)       (21.6)        (47.6)       (42.2)
                    ------       ------        ------       ------

Total              $813.4       $422.0      $1,377.3       $837.2
----------------------------------------------------------------------

                          % of          % of         % of        % of
                          sales         sales        sales       sales
                          -----         -----        -----       -----
Earnings (loss)
from operations
---------------

Cytec Performance
 Specialities       $16.9   9%   $10.9    7%   $31.2   9%   $20.3   6%
Cytec Surface
 Specialities        14.1   3%    11.9   15%   (20.4) -3%    20.5  13%
Cytec Engineered
 Materials           25.3  18%    26.6   21%    48.7  18%    50.1  20%
Building Block
 Chemicals            6.7   7%     2.0    3%    14.0   7%     8.9   6%
                    ------       ------        ------       ------

Earnings from
 segments            63.0   8%    51.4   12%    73.5   5%    99.8  11%

Corporate and
 Unallocated         (2.1)        (2.5)         (5.5)        (4.3)
                    ------       ------        ------       ------

Total               $60.9   7%   $48.9   12%   $68.0   5%   $95.5  11%
----------------------------------------------------------------------


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
       (Millions of dollars, except share and per share amounts)

                                                June 30,  December 31,
                                                  2005       2004(1)
                                              ------------------------
Assets
Current assets
  Cash and cash equivalents                      $  114.4    $  323.8
  Trade accounts receivable, less allowance
   for doubtful accounts of $14.2 and $6.7
   in 2005 and 2004, respectively                   503.4       248.2
  Due from related party                             19.0           -
  Other accounts receivable                          75.5        54.1
  Inventories                                       487.6       263.8
  Deferred income taxes                              27.9        23.3
  Other current assets                               23.4        29.3
  Assets of discontinued operations held for
   sale                                              96.7           -
                                              ------------------------
Total current assets                              1,347.9       942.5

Investment in associated companies                   10.7        85.5

Plants, equipment and facilities, at cost         2,052.8     1,627.2
     Less: accumulated depreciation                (957.3)     (948.6)
                                              ------------------------
       Net plant investment                       1,095.5       678.6
Acquisition intangibles, net of accumulated
 amortization of $36.3 and $23.1 in 2005 and
 2004, respectively                                 515.8        66.8
Goodwill                                          1,010.3       342.4
Deferred income taxes                                   -        54.6
Other assets                                        119.0        81.2
                                              ------------------------
Total assets                                     $4,099.2    $2,251.6
                                              ========================

Liabilities
Current liabilities
  Accounts payable                               $  268.7    $  138.1
  Short-term borrowings                             503.6           -
  Current maturities of long-term debt               87.5       119.0
  Accrued expenses                                  236.9       178.1
  Income taxes payable                               65.6        61.5
  Liabilities of discontinued operations held
   for sale                                          32.2           -
                                              ------------------------
     Total current liabilities                    1,194.5       496.7

Long-term debt                                    1,017.4       300.1
Pension and other postretirement benefit
 liabilities                                        397.8       348.3
Deferred income taxes                                73.7           -
Other noncurrent liabilities                        237.8       174.5

Stockholders' equity
Common stock, $.01 par value per share,
 150,000,000 shares authorized; issued
 48,132,640 shares                                    0.5         0.5
Additional paid-in capital                          234.1       122.8
Retained earnings                                 1,105.2     1,108.5
Accumulated other comprehensive income (loss):
  Unearned compensation                              (3.0)       (3.1)
  Minimum pension liability                        (103.5)     (108.5)
  Unrealized net gains (losses) on cash flow
   hedges                                             0.3        (0.5)
  Accumulated translation adjustments                11.2        73.3
                                                    (95.0)      (38.8)
Treasury stock, at cost, 2,121,674 shares in
 2005 and 8,297,863 shares in 2004                  (66.8)     (261.0)
                                              ------------------------
Total stockholders' equity                        1,178.0       932.0
                                              ------------------------
Total liabilities and stockholders' equity       $4,099.2    $2,251.6
                                              ========================

(1) Balances at December 31, 2004 have been restated to show the retroactive application of the change from the LIFO to the FIFO inventory method which was adopted on January 1, 2005.


                         CYTEC INDUSTRIES INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Millions of dollars)
                                                        Six Months
                                                       Ended June 30,
                                                       2005    2004(1)
                                                     -----------------

Cash flows provided by (used in) operating activities
Net earnings from continuing operations                $  4.7  $ 64.4
Non cash items included in net earnings from
 continuing operations:
  Dividends from associated companies greater than
   (less than) earnings                                  (4.3)    0.3
  Depreciation                                           56.8    42.9
  Amortization                                           14.4     5.6
  Deferred income taxes                                 (39.8)   15.5
  Write-off of acquired in-process research and
   development                                           37.0       -
  Amortization of write-up to fair market value of
   finished goods purchased in acquisition               20.8       -
  Gains on sale of assets                                (1.2)   (0.6)
  Unrealized losses on derivative instruments            23.4       -
  Other                                                  (1.2)   (0.1)
Changes in operating assets and liabilities
 (excluding effect of acquisitions):
  Trade accounts receivable                             (20.1)  (31.2)
  Other receivables                                      14.0    (1.5)
  Inventories                                           (28.7)  (21.5)
  Other assets                                            5.7    (7.7)
  Accounts payable                                        1.9    35.3
  Accrued expenses                                       (7.5)  (11.7)
  Income taxes payable                                  (19.5)   (8.1)
  Other liabilities                                       1.3   (22.9)
                                                     -----------------
Net cash provided by (used in) operating activities
 of continuing operations                                57.7    58.7
Net cash provided by operating activities of
 discontinued operations                                  0.8       -
                                                     -----------------
Net cash provided by (used in) operating activities      58.5    58.7
Cash flows (used in) investing activities
  Additions to plants, equipment and facilities         (47.5)  (35.7)
  Proceeds received on sale of assets                   101.4     0.7
  Acquisition of business, net of cash received      (1,482.5)      -
  Advanced payment of acquisition-related contingent
   consideration                                        (26.5)      -
   Minority interest                                     (0.9)
  Advance payment received on land lease                    -     9.1
                                                     -----------------
Net cash used in investing activities                (1,456.0)  (25.9)
Cash flows provided by (used in) financing activities
  Proceeds from the exercise of stock options and
   warrants                                              10.5    11.5
  Cash dividends                                         (8.6)   (7.8)
  Proceeds from long-term debt                          864.2       -
  Payments on long-term debt                           (186.2)      -
  Change in short-term borrowings                       521.6    (0.2)
  Deferred financing costs                               (4.4)      -
  Purchase of treasury stock                                -   (13.2)
  Proceeds from termination of interest rate swap           -     2.7
                                                     -----------------
Net cash provided by (used in) financing activities   1,197.1    (7.0)
Effect of currency rate changes on cash and cash
 equivalents                                             (9.0)   (6.9)
                                                     -----------------
Increase (decrease) in cash and cash equivalents       (209.4)   18.9
Cash and cash equivalents, beginning of period          323.8   251.1
                                                     -----------------
Cash and cash equivalents, end of period               $114.4  $270.0
                                                     =================

(1) 2004 results were restated to show the effect of FSP 106-2, which was adopted retroactively during the third quarter of 2004, and the retroactive application of the change from the LIFO to the FIFO inventory method which was adopted on January 1, 2005.


                         Cytec Industries Inc.
             Reconciliation of GAAP and Non-GAAP Measures


    Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.


         Three Months Ended June 30, 2005

                                                       Net     Diluted
                                                     Earnings    EPS
                                                     --------  -------
GAAP Net Earnings                                       $11.9   $0.25
 - Purchase accounting fair value inventory over
   manufacturing cost (after tax)                         7.5    0.16
 - Loss on interest rate derivative transactions
   (after tax)                                           17.7    0.37
 - Anticipated settlement of a certain litigation
   matter (after tax)                                     1.8    0.04
 - Optional redemption of Mandatory Par Put
   Remarketed Securities (MOPPRS) prior to their
   maturity (after tax)                                  14.0    0.30
 - Income tax benefit reflecting the partial
   resolution of a tax audit in Norway with respect
   to prior years returns                                (9.6)  (0.20)
                                                     -----------------
Non-GAAP Net Earnings                                   $43.3   $0.92
                                                     =================

          Six Months Ended June 30, 2005

                                                       Net     Diluted
                                                     Earnings    EPS
                                                     --------  -------
GAAP Net Earnings                                        $5.3   $0.12
 - Purchase accounting fair value inventory over
   manufacturing cost (after tax)                        15.2    0.33
 - Loss on currency and interest rate derivative
   transactions (after tax)                              30.4    0.67
 - Anticipated settlement of a certain litigation
   matter (after tax)                                     1.8    0.04
 - Optional redemption of Mandatory Par Put
   Remarketed Securities (MOPPRS) prior to their
   maturity (after tax)                                  14.0    0.31
 - Income tax benefit reflecting favorable
   developments on of tax audits with respect to
   prior years returns                                  (25.7)  (0.57)
 - Write off of in-process research and development
   costs of Surface Specialties                          37.0    0.82
 - Employee redundancy costs (after tax)                  0.9    0.02
 - Settlement to resolve a dispute over an
   environmental matter (after tax)                       3.2    0.07
                                                     -----------------
Non-GAAP Net Earnings                                   $82.1   $1.81
                                                     =================

         Three Months Ended June 30, 2004

                                                       Net     Diluted
                                                     Earnings    EPS
                                                     --------  -------
GAAP Net Earnings                                       $31.2   $0.77
 - After tax litigation settlement charge                 4.8    0.12
 - Tax benefit related to tax audit in Korea             (2.4)  (0.06)
                                                     -----------------
Non GAAP Net Earnings                                   $33.6   $0.83
                                                     =================

          Six Months Ended June 30, 2004

                                                       Net     Diluted
                                                     Earnings    EPS
                                                     --------  -------
GAAP Net Earnings                                       $64.4   $1.60
 - After tax litigation settlement charge                 4.8    0.12
 - Tax benefit related to tax audit in Korea             (2.4)  (0.06)
                                                     -----------------
Non GAAP Net Earnings                                   $66.8   $1.66
                                                     =================



    CONTACT: Cytec Industries Inc.
             Investment Community:
             David M. Drillock, 973-357-3249
             or
             Media:
             Gail Petersen, 973-357-3319
             www.cytec.com